UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to Rule 14a-12
THE YANKEE CANDLE COMPANY, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

      On October 25, 2006, The Yankee Candle Company, Inc. (“Yankee” or the “Company”) hosted an earnings conference call announcing and discussing its third quarter 2006 financial results. The following is a transcript of the call.
CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING
INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
      Except for the historical and factual information contained herein, this filing contains certain information constituting “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to the statements contained herein with respect to the proposed transaction, its expected time of consummation, any impact of the proposed transaction on the Company’s financial and operating results, and any other statements concerning the Company’s or management’s plans, objectives, goals, strategies, expectations, estimates, beliefs or projections, or any other statements concerning future performance or events. Actual results could differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including but not limited to the following: the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; risks associated with uncertainty as to whether the transaction will be completed on the terms described herein; costs and potential litigation associated with the transaction; the failure to obtain stockholder approval or the failure to satisfy other conditions to the completion of the merger, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; the failure to obtain the necessary financing arrangements set forth in commitment letters received in connection with the merger; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; the ability to recognize the benefits of the merger; the amount of the costs, fees, expenses and charges related to the merger; and the actual terms of certain financings that will be obtained for the merger, and other factors described or contained in the Company’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K on file with the Securities and Exchange Commission. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. While we may elect to update certain forward-looking statements at some point in the future, we specifically disclaim any obligation to do so even if experience or future events may cause the views contained in any forward-looking statements to change.

ADDITIONAL INFORMATION AND WHERE TO FIND IT
      In connection with the proposed merger, The Yankee Candle Company, Inc. will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES THERETO. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by The Yankee Candle Company, Inc. at the Securities and Exchange Commission’s web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from Yankee by directing such requests to:
The Yankee Candle Company, Inc.
16 Yankee Candle Way
South Deerfield, MA 01373
Attn: Chief Financial Officer
INTEREST OF CERTAIN PERSONS IN THE MERGER
      Yankee and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of Yankee’s participants in the solicitation, which may be different than those of Yankee stockholders generally, is set forth in Yankee’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger when it becomes available.

FINAL TRANSCRIPT

Thomson StreetEvents℠

YCC - Q3 2006 Yankee Candle Earnings Conference Call

Event Date/Time: Oct. 25. 2006 / 1:00PM ET

FINAL TRANSCRIPT

Oct. 25. 2006 / 1:00PM, YCC — Q3 2006 Yankee Candle Earnings Conference Call
CORPORATE PARTICIPANTS
Bruce Besanko
Yankee Candle — SVP, CFO
Craig Rydin
Yankee Candle — Chairman, CEO
Harlan Kent
Yankee Candle — President, COO
CONFERENCE CALL PARTICIPANTS
Kathleen Reed
Stanford Financial — Analyst
Bill Leach
Neuberger Berman — Analyst
Peter Grandin
OSS Capital — Analyst
Paul Lejuez
Credit Suisse — Analyst
PRESENTATION
Operator
Good day ladies and gentlemen, and welcome to the third quarter 2006 Yankee Candle Earnings Conference Call. My name is Cindy, and I will be your coordinator for today. [OPERATOR INSTRUCTIONS] As a reminder, this conference is being recorded for replay purposes. I would now like to turn the call over to Bruce Besanko, Senior Vice President of Finance and Chief Financial Officer. Please proceed, sir.
Bruce Besanko - Yankee Candle — SVP, CFO
Thanks, Cindy, and thanks, everyone, for joining us today. With me are Craig Rydin, Chairman and Chief Executive Officer, who will give an overview of our quarterly performance and an update on our strategic initiatives. And Harlan Kent, President and the Chief Operating Officer who will comment on our retail and wholesale segment operations.
Before getting started, I remind you that any remarks that we make today about future expectations, plans, and prospects for the Company including any guidance that we may provide as for the upcoming fiscal year and fiscal quarters constitutes forward-looking statements for purposes of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are estimates based upon management’s current knowledge and thinking and actual results may differ materially from though indicated by these forward-looking statements.
As a result of various important factors including those discussed in the section entitled Future Operating Results of the Company’s most recent form 10-Q or 10-K on file with the Securities and Exchange Commission. Any forward-looking statements represents our views only as of today, and should not be relied upon as representing our views as of any subsequent date, while we may elect to update certain forward-looking statements at some point in the future, we specifically disclaim any obligation to do so.
With that I’ll turn the call over to Craig Rydin, Chairman and CEO, who will begin our remarks on the strategic initiatives and quarter results.

FINAL TRANSCRIPT

Oct. 25. 2006 / 1:00PM, YCC — Q3 2006 Yankee Candle Earnings Conference Call
Craig Rydin - Yankee Candle — Chairman, CEO
Thank you, Bruce and good afternoon, everyone. I will begin my comments with an update of the mornings announcement regarding the Company’s strategic alternative process and follow-up with a review of our third quarter results, and then provide a brief update on our illuminations acquisition. I will then turn the call over to Harlan and Bruce to provide additional details.
As I am sure most of you have seen this morning we announced that the Company has entered into a definitive merger agreement under which an affiliate of Madison Dearborn partners will acquire all of the outstanding shares of Yankee Candle for $34.75 per share or approximately $1.4 billion in cash. Including the assumed debt, the total value of the transaction is approximately $1.7 billion.
The Company’s Board of Directors approved a merger agreement and voted to recommend that the transaction be approved by the Company’s shareholders. This announcement is obviously the end of the strategic alternatives process that we announced on our July 26 call with you.
After careful consideration and acting with the advice and counsel of independent financial and legal advisors our board believes that this transaction is in the best interest of the Company and most importantly its shareholders. The management team is excited at the prospect of partnering with the leading private equity firm of MDPs quality and reputation and we look forward to continuing to grow this business together. As I am sure you understand, we are not going to comment at this point on the specifics of the transaction other than to note that the transaction is subject to approval by Yankee’s shareholder as well as other customary closing conditions. Including the expiration of the waiting period under Hart Scott Rodin. Absent any unusual delays and assuming stockholder approval we expect the transaction to close in the first quarter of 2007. Additional details will be forthcoming in our SEC filings and in the proxy statement to be filed in connection with the shareholder vote.
In summary we view this to be a terrific opportunity for Yankee Candle, and we feel fortunate to be in a position to partner can MDP and leverage their knowledge and expertise to further develop and grow the Yankee Candle brand. In the meantime, and until this transaction closes, we will continue to operate in business as usual mode and to drive toward a successful fourth quarter and holiday season. Today, we reported third quarter total revenue growth of 17% over last year and earning per share of $0.37 per diluted share which exceeded our own internal projections and was well ahead of the analysts’ consensus of $0.27.
I am pleased with these results and believe this evidence is continued very strong progress against our strategic refocus of unlocking the potential of the candle category. I would like to take this opportunity to thank our employees for their engagement, their execution, and their very hard work, without which we could not have achieved these excellent results.
Our wholesale business increased 11% from last year’s third quarter, well ahead of the outlook, for 7% growth we provided on our last call. We experienced strengthening inventory replenishment patterns from both our national and core accounts, and our comp store sales measure excluding Costco, which was active last year but not this year-to-date in 2006 was up 4%. In addition, our order backlog trends at the beginning of the quarter were strong, up approximately 20%, entering into the holiday selling season, and we are executing against plans with selected national customers for additional square footage to be allocated toward Yankee Candle assortments during the holiday season, which we mentioned in our last call.
While wholesale segment profit exceeded plan we continue to take several actions to assure the robust profitability of our wholesale channel remains intact including a reengineered wholesale team structured to provide profitability as well as top-line growth, and a reevaluation of promotional spending across wholesale customers. I am particularly pleased with our retail division which, again, performed extraordinarily well in the third quarter. Same-store sales excluding illuminations increased 8%, and total retail comps including our consumer direct business increased 10%, exceeding our outlook for a flat to slightly positive comparison.

FINAL TRANSCRIPT

Oct. 25. 2006 / 1:00PM, YCC — Q3 2006 Yankee Candle Earnings Conference Call
All geographic and store classes experienced positive comp store sales. Average ticket was up 10% and traffic declined by 2%. I couldn’t be more delighted with our retail team, which executed well, in what continues to be a highly competitive retail marketplace. These results also indicate that our focus on the core candle category and improved retail marketing are paying great dividends. We completed the acquisition of the illuminations brand including 14 Illuminations retail stores located in California, Arizona, and Washington, as well as their consumer direct business.
As I indicated previously, this is a strategic acquisition for Yankee Candle, enabling us to more effectively penetrate the west coast and urban markets where the Yankee Candle brand is somewhat less developed. It also supports our strategy to focus on the core premium-scented candle category as it broadens our brand portfolio with a complimentary concept in a premium segment.
During the third quarter the business performed slightly above our internal plan. As I said on the last call we are excited to have such a powerful differential brand in our portfolio and believe this acquisition will drive enhanced shareholder value over the long-term. Lastly I am pleased to report that we experienced no new wax price increases during the third quarter.
We continue our research and developing alternative wax sourcing strategies to reduce overall cost and enhance supply chain alternatives, and we are continuing to move forward in developing alternative wax formulations that still preserve our high quality with the objective of lowering our overall material cost. Our supply chain team is executing extremely well during this, our peak holiday shipping time. And in addition, as we had previously announced we had successfully passed through our September 2006 price increase of approximately 4%.
At this time I’ll turn the call over to Harlan Kent, our President and Chief Operating Officer, to discuss our two business segments.
Harlan Kent - Yankee Candle — President, COO
Thanks, Craig. I’ll take you through a quick review of our Yankee Candle retail, wholesale and Illuminations performance in the third quarter as well as our fourth quarter plans and then turn the call over to Bruce Besanko for a review of the financials.
Let’s start with our retail segment. Sales including Illuminations increased 25% in the third quarter of 2006. Yankee retail stores grew 19%, and store comp sales including our Deerfield Flagship increased 8%, which is our third consecutive quarter of positive same-store sales. The Deerfield Flagship store itself, posted flat same-store sales, a significant improvement over the second quarter.
Turning to profitability, retail segment profit increased 43% versus a year ago, while improving 231 basis points from last year, as higher sales volumes leveraged our retail selling expenses. I couldn’t be more pleased with our retail associates who have planned well and executed superbly. Consumer direct comparable sales increased 30% over the fiscal 2005 third quarter. Increased catalog circulation of 8% and a focused assortment continued to drive this growth, including consumer direct total retail comparable sales increased 10%.
Our second flagship store in Williamsburg, Virginia, continues to exceed plan. During the quarter, we opened nine new stores, bringing our total Yankee Candle brand store count as of the end of our fiscal 2006 third quarter to 394. We expect to open 10 stores in the fourth quarter.
Overall we believe our Yankee Candle brand retail division will continue to build on the momentum and successful initiatives of the first three quarters. Our holiday focus will continue to be on three key elements. Improved assortments with an emphasis on core candles and newness, implementing a strong holiday promotional program, and finally, execution of our biannual seasonal clearance event. Our Illuminations division performed well and slightly exceeded our plan. We now operate 15 stores, one of which we opened in September, as well as our consumer direct business. We continue to be excited about this business and thank our new colleagues for their hard work and contributions.

FINAL TRANSCRIPT

Oct. 25. 2006 / 1:00PM, YCC — Q3 2006 Yankee Candle Earnings Conference Call
Turning to our wholesale business, third quarter wholesale sales rebounded strongly from the second quarter, increasing 11% over the prior year, to $87 million, well above our guidance of 7% growth. We believe this revenue growth represents sustainable momentum as we proceed into our fiscal fourth quarter. Third quarter wholesale segment profit rate decreased 336 basis points versus the third quarter of 2005, resulting primarily from increased promotional support and higher year-over-year wax, freight, and energy-related costs. As mentioned earlier we expect that our recent price increase will help to offset some of these costs, and our wholesale team is working with our national accounts to reevaluate and optimize our promotional spending.
During the third quarter we opened 204 net new domestic doors. We continue to be pleased with the results to date of our initiative to develop our premium mass channel including our Kohl’s business. It is exceeding both our customers and our internal plans. Success to date has led to an increase in selling square footage in existing doors and expanding product offerings. As Craig mentioned, we continue to prioritize improving our account inventory planning and marked down management. We are also refocusing our organization and adding talent to key positions to sharpen category management and customer marketing at key retailers to derive profitable sales increases. We are re-evaluating our compensation programs, as well, with the intent to better link our sales team’s compensation to profitability as well as sales.
Moving to international, our European operations maintain their strong momentum with another quarter of double-digit revenue growth. Now I’ll turn the call over to Bruce for a review of the financials.
Bruce Besanko - Yankee Candle — SVP, CFO
Thank you, Harlan. Let’s begin with a quick review of the financials.
Starting with revenues sales increased 17% to $159.6 million, or fiscal 2006 third quarter from $136.5 million for the fiscal 2005 third quarter. These results exceeded our guidance of 12% to 14% sales growth for the third quarter. Gross profit increased 14% to $86.6 million for our fiscal 2006 third quarter, from $76.1 million for our fiscal 2005 third quarter. As a percentage of sales, gross profit decreased to 54.3% from 55.8%. Year-over-year decline in gross profit rate resulted primarily from increased promotional support in the wholesale segment, which decreased gross profit rate by approximately 220 basis points. An increased supply chain costs in both retail and wholesale principally driven by higher wax, freight, and energy-related costs which decreased gross profit rate by approximately 170 basis points. These increased costs were offset by the impact of our price increase, initiated in the fourth quarter of 2005, as well as the most recent September, 2006, price increase.
Selling expense dollars increased $5.9 million, and selling expense rate was flat versus the prior year. The increase in selling expense dollars for the fiscal third quarter was primarily related to the continued growth in the number of Yankee Candle retail stores from 372 as of October 1, 2005, to 394, as of September 30, 2006. And the addition of 15 Illumination stores to our total retail store base. Next our segment profit, which is the operating profit of our two business units before general and administrative expense, increased to $46.0 million for our fiscal third quarter 2006, from $41.4 million for the fiscal third quarter of 2005. As a percentage of sales, segment profit decreased to 28.8% from 30.3%.
Moving on to G&A, general and administrative expenses for the third quarter of 2006 were $17.0 million or 10.7% of sales, compared to $14.7 million or 10.8% of sales for the third quarter of ‘05. The increase in third quarter G&A dollars was primarily attributable to increased expense associated with the fiscal 2006 bonus program and stock-based compensation. Excluding bonus expense and stock-based compensation for both periods, we leveraged G&A by 124 basis points for the quarter.
Our stock-based incentive plan, as you may know, consists of three annual traunchs in 2006, we’re cycling the third traunch into the mix which lines up against two traunchs in 2005. Starting in 2007, the plan will be comparable to prior year. Operating income increased 8.5% to $28.9 million from $26.7 million for the third quarter of 2005. As a percentage of sales, operating income decreased to 18.1% of sales from 19.5% of sales, driven by the increased promotional support in the wholesale channel. Interest and other expense was $4.5 million in the third quarter of ‘06, compared to $1.4 million in the third quarter of ‘05. The income tax rate was 39.0% in the third quarter of ‘06.

FINAL TRANSCRIPT

Oct. 25. 2006 / 1:00PM, YCC — Q3 2006 Yankee Candle Earnings Conference Call
Moving on to the balance sheet, accounts receivable were $67 million at the end of the third quarter, an increase of 20% over the prior year’s quarter. The increase is primarily attributable to the 11% increase in wholesale sales over the prior quarter. In addition, approximately 98% of our wholesale trade receivables were due within 60 days of the quarter, and compared to approximately 94% at the end of the third quarter last year.
Moving on to inventory, the $87 million inventory balance was up 27% compared to the prior year balance of $69 million. The increase in inventory versus the prior year’s period is being driven in part by the following. First, we now have inventory associated with our illuminations and aroma naturals selection of approximately $5.4 million. Second, inventory has increased with the addition of 41 net new Yankee Candle stores during the last 12 months, which included our 42,000 square-foot second flagship store in Williamsburg, Virginia. These new Yankee Candle stores have increased inventory by approximately $2.5 million.
Finally the remaining growth is attributable to safety stock, inventory associated with the rollout of our new brand, our pre-build of inventory for the holiday plan, and support of our double-digit net sales growth year to date. In other words backing out the non-comparable year-over-year items our inventory growth year to date is approximately in line with our sales growth year to date. Moving over to liability side of the balance sheet, total bank debt increased by $103 million to $281 million from $178 million at the end of 2005. And increased $30 million from the second quarter.
Moving on to return on equity and return on invested capital metrics. For the four quarters ended September 30, 2006, excluding the impact of the 2005 fourth-quarter restructuring charge, Yankee’s return on equity was 106%, and return on invested capital was 25%. With that I’ll turn the call back over to Craig Rydin who will discuss our outlook for the fourth quarter.
Craig Rydin - Yankee Candle — Chairman, CEO
Thank you, Bruce. We are holding to our previously implied Q4 guidance, and increasing our guidance for the full fiscal year, which now includes the effect of the Illuminations acquisition. On a GAAP basis for the full year, we expect 2006 EPS to be $2.01 to $2.05 including the one-time tax benefit we received in the first quarter of fiscal 2006. Without the one-time tax benefit, 2006 EPS is forecasted to be $1.96 to $2. In each case, we are including the estimated approximately mid single-digit dilutive EPS impact of the Illuminations acquisition reflected in our plan. That guidance, therefore, implies the fiscal fourth quarter range of approximately $1.23 to $1.26. Again, approximately in line with our guidance from last July.
We expect full-year consolidated sales growth of 10% to 12%. In our retail business, we expect full-year sales growth of 16% to 18%. This assumes the comparable store sales will be in the low single-digit positive area for the fourth quarter and mid single-digit positive for the full year. For our wholesale business, we are projecting 4% to 5% sales growth for the year on top of last year’s FY 2005 sales increase of 10%. Before turning the call back to Bruce, let me take a moment to underline our confidence in achieving the full-year EPS forecast.
First we have two 4% price increases affecting our top line and gross margin during the month of October. A 4% price increase from last November as well as the most recent 4% price increase from September of 2006. The remaining two periods of the quarter have September’s 4% price increase favorably.
Second, we are reforecasting our retail business to achieve positive comp store sales. Which will flow through our income statement at a significantly higher profit rate than each of the earlier three quarters due to the seasonal nature of our retail segment. Next, we are optimistic that our inventory pre-build excellent supply chain execution and the absence of wax supply constraints will create favorable comparisons to the prior year’s fourth quarter performance in both sales and gross profit rate, and finally, we are also confident that we have appropriately modeled our fourth quarter wholesale sales and profitability. With that said I will now turn the call over to Bruce to discuss the assumptions supporting our guidance.

FINAL TRANSCRIPT

Oct. 25. 2006 / 1:00PM, YCC — Q3 2006 Yankee Candle Earnings Conference Call
Bruce Besanko - Yankee Candle — SVP, CFO
Thanks, Craig. Final fiscal 2006 planning assumptions are as follows. First we expect to be operating approximately 420 retail stores at the end of 2006, including 28 new Yankee stores and 15 Illumination stores. We anticipate total capital expenditures at approximately $25 million, excluding the $22 million acquisition price for Illuminations. We continue to estimate depreciation and amortization for fiscal 2006 at approximately $27 million. We ended the third quarter with $281 million of debt under our existing credit facilities, we project to end the year at approximately $148 million in debt, and a cash balance of approximately $15 million.
Interest and other expenses is anticipated to be approximately $16 million for the full year, excluding any additional leverage associated with share repurchases. And finally, inventory levels in 2006 are planned to be approximately $70 million at the end of 2006, including Illuminations. We will carefully monitor our inventory growth to ensure it remain at levels appropriate for the operations of our business, particularly during the important holiday selling season. That concludes our formal remarks. At this point, Cindy, we would be happy to respond to any questions our audience may have.
QUESTIONS AND ANSWERS
Operator
Thank you, sir. [OPERATOR INSTRUCTIONS] We will pause one moment while the list of questions is compiled. And your first question will come from the line of Kathleen Reed from Stanford Financial. Please proceed.
Kathleen Reed - Stanford Financial — Analyst
Good afternoon.
Harlan Kent - Yankee Candle — President, COO
Hi, Kathy.
Kathleen Reed - Stanford Financial — Analyst
Hi,, there. Just on the announced sale to Madison Dearborn, and I know you don’t want to give too many specifics, can you just let us know if there’s anything contingent on your performance in the fourth quarter that would hinder the deal. Or is there any hurdles that you need to meet in your December quarter that would have any relation with the deal?
Craig Rydin - Yankee Candle — Chairman, CEO
Kathy, this is Craig. First, we will have public filings on the agreement out tomorrow at the latest. But possibly close of business today. That’s point one. And we’re not going to answer too many questions around the specificity of the agreement, but I will tell you that there are not unlike others have been announced in the past, there aren’t any triggers around our fourth quarter announcements on this agreement.
Kathleen Reed - Stanford Financial — Analyst
Okay, great. On your quarterly performance, I know you said in your prepared remarks that you believe you’ve modeled your wholesale business appropriately for the fourth quarter. And you stated that you believe the wholesale momentum should

FINAL TRANSCRIPT

Oct. 25. 2006 / 1:00PM, YCC — Q3 2006 Yankee Candle Earnings Conference Call
continue. Can you give us more information on that. It seems like the national accounts reordered and you’ve gained some shelf space there. Can you also just talk about the independent gift channel, is there any improvement in that channel and just, specifically why we think wholesale now. Should we, definitely improve into and continue with the strong momentum in the fourth quarter?
Craig Rydin - Yankee Candle — Chairman, CEO
Well, I’ll start and then I’ll flip it over to Harlan. I would tell you that from the third quarter, from our third quarter performance, Kathy, we were — we saw both improvements in our national side of the business as well as our core independent gift side. So we were very pleased, obviously, that both sides came out in the third quarter quite well. And I’ll let Harlan add some additional color.
Harlan Kent - Yankee Candle — President, COO
Yes. I think that in both the shipment side as well as anecdotally what he we’ve heard in feedback from the gift channels that there is good traffic going on with our customers. That’s the feedback that we have gotten. And as we had stated, we came into the quarter with a healthy backlog of orders, and I’d tell you that that was balanced between both the national accounts and the gifted channels.
Kathleen Reed - Stanford Financial — Analyst
Okay. And the good traffic then, that’s across both the national and the independent gift?
Harlan Kent - Yankee Candle — President, COO
Yes. I’d say so.
Kathleen Reed - Stanford Financial — Analyst
Okay. And did you say that your order backlog was up 20%? Did you say something like that?
Harlan Kent - Yankee Candle — President, COO
That’s correct. Year-on-year comparison.
Kathleen Reed - Stanford Financial — Analyst
And that’s for your fourth quarter?
Harlan Kent - Yankee Candle — President, COO
Yes.

FINAL TRANSCRIPT

Oct. 25. 2006 / 1:00PM, YCC — Q3 2006 Yankee Candle Earnings Conference Call
Kathleen Reed - Stanford Financial — Analyst
Okay, wow. And then finally just, wax costs remained high in your third quarter, negatively impacted your gross margin. However, I guess we’re hearing rumbling of a possible $30 to $50 price cut on wax. And I wondered if you can comment on that. And if you’re hearing the same and what quarter you think that would, if that happened, benefit your margin. I guess it just means how much inventory do you have hand that you would have to cycle through first.
Bruce Besanko - Yankee Candle — SVP, CFO
Sure. I’ll respond, Kathy. This is Bruce. Here’s what I would tell you in term of our characterization of the wax supply characteristics. First I’d say that overall the market in the third quarter was relatively balanced in terms of its supply and demand characteristics. In terms of wax pricing, it remains steady. As we had indicated, we had — as we — had indicated previously, we had taken some earlier price increases. Fortunate for us, we had modeled in some price increases in the third quarter, which didn’t come to fruition. And so relative to our own internal forecasts, we had favorably as a consequence of having no price increases in the third quarter. As we look out into the fourth quarter, we anticipate continued steadiness in the — in terms of the wax supply and demand characteristics. We’ve modeled in no additional wax price increases, and we would be hopeful but not — we’d be hopeful that there might be some downward pressure over time.
Kathleen Reed - Stanford Financial — Analyst
And are you hearing that same kind of a magnitude, 30, 50 —
Bruce Besanko - Yankee Candle — SVP, CFO
No, no, we’re not.
Kathleen Reed - Stanford Financial — Analyst
Okay. Thank you very much, congratulations.
Bruce Besanko - Yankee Candle — SVP, CFO
Thank you, Kathy.
Operator
And your next question will come from the line of Bill Leach of Neuberger Berman. Please proceed.
Bill Leach - Neuberger Berman — Analyst
Good afternoon. I didn’t really have a question. I just wanted to say congratulations. I think you guys did a great job of enhancing shareholder value. I just wondered was there a breakup fee or something that would totally inhibit anyone else from making another offer?

FINAL TRANSCRIPT

Oct. 25. 2006 / 1:00PM, YCC — Q3 2006 Yankee Candle Earnings Conference Call
Craig Rydin - Yankee Candle — Chairman, CEO
Yes, Bill — this is Craig. I know you won’t like my answer but I can’t comment on that. You know, you’ll see the answer to your question when it’s filed tonight or tomorrow morning. But I can’t answer beyond that.
Bill Leach - Neuberger Berman — Analyst
Okay. Anyway, congratulations. Thank for the good job.
Craig Rydin - Yankee Candle — Chairman, CEO
Thanks.
Operator
Your next question will come from the line of Peter Grandin of OSS Capital. Please proceed.
Peter Grandin - OSS Capital — Analyst
Hi, gentlemen. Bill just can asked my question for me. Great job. Great enhancement of shareholder value. Good luck. Dearborn is probably getting a good deal. I think worst times are behind you and you’ve got good times ahead. Congratulations. Bye-bye.
Craig Rydin - Yankee Candle — Chairman, CEO
Thank you.
Operator
And your next question will come from the line of Paul Lejuez from Credit Suisse. Please proceed.
Paul Lejuez - Credit Suisse — Analyst
Hey, thanks. Just a couple. Anything that has surprised you with the Illuminations business and if there are any updates on how you feel that business might grow over the next couple of years? Just curious there. And also in the wholesale side, just wondering, if I looked at the comp and I look at the total growth in wholesale. Is the spread there entirely Kohl’s or are there other retailers, if you can kind of refresh my memory.
Bruce Besanko - Yankee Candle — SVP, CFO
Paul, let me take a crack at Illuminations and I’ll turn the wholesale question over to Harlan. So — I’m going to comment on the third quarter performance. I’ll comment on, what our outlook is as it relates to Illuminations. And obviously as we have gone through the process we have just went through we’ve spent a tremendous amount time around the potential value of Illuminations on a go-forward basis. I would say as you’ve heard in the conference call script that we were slightly ahead of what we anticipated for the third quarter, that’s reflective of roughly 14, 15 stores in the consumer direct business. I will tell you that we have unwavering confidence in the capability of this business model to deliver.

FINAL TRANSCRIPT

Oct. 25. 2006 / 1:00PM, YCC — Q3 2006 Yankee Candle Earnings Conference Call
The Illuminations team has begun over the last 45 days to get Yankee Candle produced, jar candle product, the quality levels are well beyond what they had been selling over the last 12 to 18 months. And the early sell-through are very, very positive. We are — we really believe that this is a significant strategic platform for Yankee Candle on a go-forward basis, and it’s highly complimentary to in particular our retail strategy as it relates to the west coast and urban markets. And although I would say that this is an evolving strategic idea, we absolutely believe that there’s a bolt on opportunity for Illuminations to flank our existing wholesale business with the Yankee Candle brand, as well. So I would tell you we’re incredibly optimistic about this business.
Harlan Kent - Yankee Candle — President, COO
So as — Paul, as far as the wholesale comp question, Kohl’s would not be in that calculation. So it’s not benefited from the Kohl’s business. And the comp performance is strength across both our national and comp busy as well as our gift businesses.
Paul Lejuez - Credit Suisse — Analyst
I was actually asking about the spread between the comp and total, what comprises that spread, with all the new accounts, how much of that is Kohl’s?
Harlan Kent - Yankee Candle — President, COO
I would say that that’s a significant contributor to that.
Paul Lejuez - Credit Suisse — Analyst
Okay. Great. Thank you. And best of luck, guys. Congratulations.
Bruce Besanko - Yankee Candle — SVP, CFO
Well, thanks for your support.
Operator
Ladies and gentlemen, as a reminder, it is star-one with any of your questions. Again, star-one if you would like to ask a question. And gentlemen, there are no other questions in the queue.
Bruce Besanko - Yankee Candle — SVP, CFO
Okay. Cindy, thank you very much. And I’d like to thank our investors for their support, and we look forward to next quarter.
Operator
Thank you for your participation in today’s conference. This does conclude the presentation. And you may now disconnect your lines. Everybody, have a wonderful day.

FINAL TRANSCRIPT

Oct. 25. 2006 / 1:00PM, YCC — Q3 2006 Yankee Candle Earnings Conference Call

DISCLAIMER
Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.
In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.
THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.
©2006, Thomson Financial. All Rights Reserved.